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                                        EXHIBIT 11

BANC ONE CORPORATION and Subsidiaries
STATEMENT REGARDING COMPUTATION OF EARNINGS PER COMMON SHARE
$(millions, except per share amounts)

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
                                                                                             Three Months Ended
                                                                                                  March 31,
                                                                                        -------------------------------
                                                                                            1997                 1996
                                                                                        -------------------------------
PRIMARY:

  Earnings:

    Net income                                                                              $370.7               $345.9
    Deduct: Dividends on preferred shares                                                      3.4                  4.3
                                                                                            ------               ------
    Net income available to common shareholders                                             $367.3               $341.6
                                                                                            ======               ======
  Shares:
    Weighted average common shares outstanding                                               422.2                442.0
    Add: Dilutive effect of outstanding options, as
         determined by the application of the treasury stock
         method                                                                                3.9                  2.0
                                                                                            ------               ------
    Weighted average common shares outstanding, as adjusted
                                                                                             426.1                444.0
                                                                                            ======               ======
PRIMARY EARNINGS PER COMMON SHARE                                                            $0.86                $0.77
                                                                                            ======               ======
FULLY DILUTED:

  Earnings:

    Net income                                                                              $370.7               $345.9
                                                                                            ======               ======
  Shares:

    Weighted average common shares outstanding                                               422.2                442.0
    Add: Dilutive effect of outstanding options, as
         determined by the application of the treasury stock
         method                                                                                3.9                  2.2
    Add: Conversion of preferred stock                                                         7.8                  9.5
                                                                                            ------               ------
    Weighted average common shares outstanding, as adjusted
                                                                                             433.9                453.7
                                                                                            ======               ======
FULLY DILUTED EARNINGS PER COMMON SHARE                                                      $0.85                $0.76
                                                                                            ======               ======
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